UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/28/2013

Twenty-First Century Fox, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of principal executive offices, including zip code)

212-852-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Twenty-First Century Fox, Inc. (the "Company") is filing this Amendment No. 1 to its Current Report on Form 8-K filed on June 13, 2013, which announced the appointment of John Nallen as Senior Executive Vice President and Chief Financial Officer of the Company. News America Incorporated, a subsidiary of the Company, has entered into an employment agreement with Mr. Nallen (the "Agreement") effective July 1, 2013 and expiring June 30, 2016. The Agreement provides that Mr. Nallen reports to the Chief Executive Officer and the Chief Operating Officer of the Company. He will receive a base salary of not less than $2 million per year. Mr. Nallen is eligible to receive an annual bonus (the "Annual Bonus") with a target of not less than $3 million (the "Target Bonus") and a maximum payout of not less than $6 million. In addition, Mr. Nallen shall be eligible to participate in the Company's long-term incentive performance stock unit program (the "PSU Bonus") and be eligible to receive for each fiscal year a PSU Bonus with a target of not less than $3 million (the "PSU Target Value"). The maximum opportunity for such PSU Bonus (the "PSU Maximum Opportunity") shall be no greater than 150% of the PSU Target Number where the "PSU Target Number" is determined by dividing the PSU Target Value by (i) for fiscal 2014, the average closing price of the Company's Class A common stock, par value $0.01 per share, (the "Class A Common Stock") for the 20 trading days commencing July 1, 2013 and (ii) for all other fiscal years of the term of employment, the 20 trading day average closing price of the Class A Common Stock ending on June 30 of the prior fiscal year, provided that such PSU Maximum Opportunity shall also be subject to the limitations set forth in the applicable plan and plan documents.

During the term of the Agreement, Mr. Nallen will be entitled to participate in (i) any stock option or purchase plan, or stock appreciation rights plan and (ii) any profit-sharing, pension, group medical, dental, disability and life insurance or other similar benefit plans and to receive a car allowance (collectively, the "Benefits").

Pursuant to the terms of the Agreement, if Mr. Nallen's employment is terminated by the Company for cause (as defined in the Agreement) or by Mr. Nallen without good reason, Mr. Nallen is entitled to receive (i) his base salary and Benefits through the date of termination, (ii) any Annual Bonus payable but not yet paid in respect of any fiscal year prior to the date of termination, (iii) a pro rata portion of the Annual Bonus that he would have earned for the fiscal year of termination had no termination occurred, calculated based solely on the Compensation Committee's assessment of Company financial and operational performance as compared to the target performance of the Company established in connection with the Annual Bonus, provided that any threshold criteria established by the Compensation Committee as a condition of the payment of the Annual Bonus is satisfied, (iv) with respect to PSU Bonus awards, provided that he was employed beyond the last day of the first fiscal year of the applicable performance period, the pro rata value of any award calculated at the end of the performance period based on the final number of PSUs he would have earned had no termination occurred and calculated based on the number of days he was employed by the Company during the performance period compared to the total number of days in such performance period and (v) with respect to other equity awards, any vesting, payment and other terms as provided for under the terms of the applicable plan documents.

In the case of disability, the Company shall continue to pay Mr. Nallen his base salary, Annual Bonus and Benefits until he returns to his duties or is terminated. Upon termination due to disability, Mr. Nallen shall receive, (i) any Annual Bonus payable but not yet paid in respect of any fiscal year prior to the date of termination, (ii) a pro rata portion of the Annual Bonus that he would have earned for the fiscal year of termination had no termination occurred, calculated based on the Target Bonus and the number of days he was employed by the Company in the fiscal year of termination compared to the total number of days in such fiscal year, (iii) with respect to PSU Bonus awards, provided that he was employed beyond the last day of the first fiscal year of the applicable performance period, the full value of any award calculated at the end of the performance period as if no termination had occurred (the "Full Value PSU Bonus") and (iv) with respect to other equity awards, any vesting, payment and other terms as provided for under the terms of the applicable plan documents.

In the case of death, Mr. Nallen's spouse or legal representative of his estate is entitled to receive the payments listed above for a termination due to disability and, for a period of one year commencing with the date of termination, (i) his then current base salary, (ii) a minimum annual bonus equal to the average of the two immediately preceding Annual Bonuses paid to him or, if he has not received two Annual Bonuses pursuant to the Agreement, equal to the Target Bonus for the fiscal year of termination (the "Minimum Bonus"), and (iii) Benefits or payment on account of Benefits.

If Mr. Nallen's employment is terminated by the Company without cause or by Mr. Nallen for good reason, he is entitled to (i) his base salary and Benefits in the same manner as though he continued to be employed under the Agreement, (ii) any Annual Bonus payable but not yet paid in respect of any fiscal year prior to the date of termination, (iii) a Minimum Bonus to be paid for each remaining year of the Agreement, including for the year of termination, as though he continued to be employed, (iv) the Full Value PSU Bonus and (v) with respect to other equity awards, any vesting, payment and other terms as provided for under the terms of the applicable plan documents.

This Amendment No. 1 is being filed solely to amend Item 5.02 of the Current Report on Form 8-K to reflect Mr. Nallen's Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Twenty-First Century Fox, Inc.

Date: August 29, 2013	By:	/s/ Janet Nova
Janet Nova
Executive Vice President and Deputy Group General Counsel